UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 18, 2007
NEWPORT CORPORATION
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-01649 (Commission File Number)	94-0849175 (IRS Employer Identification No.)

1791 Deere Avenue, Irvine, California (Address of principal executive offices)		92606 (Zip Code)
(949) 863-3144
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 9.01 — Financial Statements and Exhibits.
SIGNATURES
Exhibit Index

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b)      On September 18, 2007, Newport Corporation (the “Company”) and Robert G. Deuster, the Company’s Chairman and Chief Executive Officer, agreed that Mr. Deuster would resign as the Company’s Chief Executive Officer and as a director of the Company as of that date, and will retire from the Company effective as of October 5, 2007. In connection with Mr. Deuster’s retirement, the Company and Mr. Deuster have entered into a separation agreement dated September 18, 2007 (the “Separation Agreement”), which sets forth certain matters with respect to the terms of Mr. Deuster’s separation from the Company. Pursuant to the Separation Agreement, Mr. Deuster will receive (i) a cash severance payment equal to $490,000, representing one hundred percent (100%) of his current annual base salary; (ii) a payout under the Company’s annual cash incentive plan equal to $490,000, representing his target bonus assuming one hundred percent (100%) achievement of all company financial goals and one hundred percent (100%) payout of the portion of such target bonus based on overall individual performance; and (iii) payment by the Company of premiums for health insurance coverage under COBRA for a period of twelve (12) months. The Separation Agreement also includes an agreement by Mr. Deuster not to solicit for employment, hire or contract with any of the Company’s employees for a period of two years following his separation date and a release by Mr. Deuster of all potential claims by him against the Company and its affiliates.
     The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.
(c)      The Company has appointed Robert J. Phillippy, 47, as President and Chief Executive Officer and as a member of the Company’s Board of Directors effective as of September 18, 2007. Since July 2004, Mr. Phillippy has served as the Company’s President and Chief Operating Officer. Prior to that, Mr. Phillippy served as Vice President and General Manager of the U.S. operations of the Company’s Industrial and Scientific Technologies Division (now a part of the Company’s Photonics and Precision Technologies Division) from August 1999 to July 2004, and as Vice President and General Manager of the Company’s Science and Laboratory Products Division from April 1996 to August 1999.
     In connection with Mr. Phillippy’s appointment as President and Chief Executive Officer, the Compensation Committee of the Company’s Board of Directors has approved, effective as of September 18, 2007, an increase in Mr. Phillippy’s base salary to $425,000 and an increase in Mr. Phillippy’s annual target incentive percentage under the Company’s annual cash incentive plan to one hundred percent (100%) of his annual base salary. Eighty percent (80%) of such target incentive will be payable based on the achievement of specified company financial goals and twenty percent (20%) will be payable at the discretion of the Compensation Committee based on overall individual performance. In addition, the Compensation Committee awarded to Mr. Phillippy on September 20, 2007 a total of 15,000 restricted stock units under the Company’s 2006 Performance-Based Stock Incentive Plan. Such restricted stock units will vest in two equal installments in the first quarter of 2009 and 2010, provided that the Company achieves certain specified financial performance goals for its fiscal years 2008 and 2009. Fifty percent (50%) of such award is tied to the achievement of net sales performance goals and fifty percent (50%) is tied to the achievement of earnings per share performance goals for such years.
     A copy of the press release issued by the Company announcing the retirement of Mr. Deuster and the appointment of Mr. Phillippy as President and Chief Executive Officer and as a director is attached to this report as Exhibit 99.1.

Item 9.01 — Financial Statements and Exhibits.
     (d)      Exhibits

Exhibit Number	Description

10.1	Separation Agreement, dated September 18, 2007, by and between the Company and Robert G. Deuster.

99.1	Press release issued by the Company, dated September 20, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWPORT CORPORATION
Date: September 20, 2007	By:	/s/ Jeffrey B. Coyne
Jeffrey B. Coyne
Senior Vice President, General Counsel and Corporate Secretary

Exhibit Index

Exhibit Number	Description

10.1	Separation Agreement, dated September 18, 2007, by and between the Company and Robert G. Deuster.

99.1	Press release issued by the Company, dated September 20, 2007.